Exhibit 10.1

Execution Version

Patent Purchase And License Agreement (this "Agreement"), dated as of December 30, 2013 (the "Effective Date") by and between Clearcount Medical Solutions, Inc., a Delaware corporation ("Seller"), and Patient Safety Technologies, Inc., a Delaware corporation ("Purchaser").

Introduction

WHEREAS, Purchaser desires to acquire the Assigned Patent Rights (as defined below), and Seller is willing to sell the Assigned Patent Rights on the terms and conditions set forth herein; and

WHEREAS, Purchaser desires to obtain a license to the Licensed Seller Patent Rights (as defined below), and Seller is willing to grant a license to Purchaser of the Licensed Seller Patent Rights on the terms and subject to the conditions set forth herein; and

WHEREAS, Seller desires to obtain a license to the Assigned Patent Rights (as defined below), and Purchaser is willing to grant a license to Seller of the Assigned Patent Rights on the terms and subject to the conditions set forth herein; and

WHEREAS, Purchaser and Seller desire to set forth certain other agreements between them.

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser, intending to be legally bound, do hereby agree as follows:

ARTICLE I
Definitions

1.1   Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

(a)           “989 Patent" means U.S. Patent No. 8,479,989, which is titled "Apparatus and methods for monitoring objects in a surgical field".

(b)           "Affiliate" means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" for purposes of this Agreement means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and "controlled by" and "under common control with" have correlative meanings.

(c)             "Agreement" has the meaning set forth in the preamble.

(d)            "Ancillary Agreement" means each agreement, undertaking, certificate or other document delivered by a Party pursuant hereto relating or otherwise pertaining to the concepts and substance of this Agreement.

(e)             "Assigned Patent Rights" means the '989 Patent together with all of the following: (i) U.S. Patent Application No. 13/927,467 and any other U.S. or foreign patents, and applications for patents (and the patents that issue from such applications) that claim priority from or the benefit of the '989 Patent, and (ii) any U.S. or foreign divisions, continuations, continuations-in-part and any reissues, renewals, extensions, reexaminations, patents resulting from opposition, inter partes review, post-grant review, supplemental examination and other post-issuance proceedings, confirmations, revalidations, additions, supplementary protection certificates, substitutions and certificates of correction of the '989 Patent or any patent or application described in the foregoing subclause (i), but excluding any earlier-filed patent applications from which the patent application issuing as the '989 Patent claimed the benefit of priority (and any patents issuing from such earlier-filed patent applications). For purposes of this Agreement, if any of the patents or applications for patents referred to in subclauses (i) or (ii) claim priority from or the benefit of the '989 Patent, then such patents or applications shall be deemed to be included in the Assigned Patent Rights notwithstanding that such patents or applications may also claim priority from or the benefit of any other patents or applications.

(f)             "Assignment" has the meaning set forth in Section 2.1.

(g)            "Business Day" means a day other than a Saturday, Sunday or other federal holiday on which commercial banks in the Commonwealth of Pennsylvania or the State of California are authorized or required by law to be closed.

(h)            "Closing" has the meaning set forth in Section 7.1.

(i)             "Effective Date" has the meaning set forth in the preamble.

(j)             "Indemnified Party" has the meaning set forth in Section 8.3(a).

(k)            "Indemnifying Party" has the meaning set forth in Section 8.3(a).

(l)             "Infringement Action" has the meaning set forth in Section 3.3(e).

(m)           "Lender Consent" has the meaning set forth in Section 6.2(g).

(n)            "Licensed Seller Patent Rights" means United States Patent No. 8,181,860 titled "Apparatus and methods for monitoring objects in a surgical field" (the '860 Patent") and United States Patent No. 8,256,674 titled "Apparatus and methods for monitoring objects in a surgical field" (the '674 Patent"), together with (i) any U.S. or foreign patents, and applications for patents (and the patents that issue from such applications) that claim priority from or the benefit of the '860 Patent or the '674 Patent and (ii) any U.S. or foreign divisions, continuations, continuations-in-part and any reissues, renewals, extensions, reexaminations, patents resulting from opposition, inter partes review, post-grant review, supplemental examination and other post-issuance proceedings, confirmations, revalidations, additions, supplementary protection certificates, substitutions and certificates of correction of the '860 Patent or the '674 Patent or any patent or patent application described in the foregoing subclause (i), but in all cases excluding any patent, application or other item described in subclause (ii) that is included within the Assigned Patent Rights.

(o)             "Lien" means any mortgage, lien, pledge, charge, security interest or encumbrance, liability, or other restriction.

(p)             "Losses" has the meaning set forth in Section 8.1.

(q)             "Party" or "Parties" means each of Purchaser and Seller individually, or both Purchaser and Seller collectively, as the case may be.

(r)              "Patent Assignment" has the meaning set forth in Section 2.2.

(s)             "Patent Liens" has the meaning set forth in Section 2.3.

(t)              "Person" means any individual, trust, corporation, partnership, limited liability company, joint venture or other business association or entity, court, governmental body or governmental agency.

(u)             "Purchase Price" has the meaning set forth in Section 7.2(b).

(v)             "Purchaser" has the meaning set forth in the preamble.

(w)            "Purchaser Indemnified Parties" has the meaning set forth in Section 8.1.

(x)             "Purchaser 's License" has the meaning set forth in Section 4.1.

(y)             "Release of Security Interest" has the meaning set forth in Section 2.3.

(z)             "Seller" has the meaning set forth in the preamble.

(aa)           "Seller Indebtedness" has the meaning set forth in Section 6.2(g).

(bb)          "Seller Indemnified Parties" has the meaning set forth in Section 8.2.

(cc)           "Seller 's License" has the meaning set forth in Section 3.1.

(dd)          "Solvent" has the meaning set forth in Section 6.2(g), (ee) "Term" has the meaning set forth in Section 9.1.

(ff)            "Third Party" means any Person who is not a Party.

(gg)          "Third Party Claim" has the meaning set forth in Section 8.3(a).

(hh)          "UCC Termination Statements" has the meaning set forth in Section 2.3.

(ii)             "USPTO" has the meaning set forth in Section 2.2.

1.2   Descriptive Headings; Certain Interpretations.

(a)           Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

(b)           Except as otherwise expressly provided in this Agreement, the following rules of interpretation apply to this Agreement: (i) the singular includes the plural and the plural includes the singular; (ii) "or" and "any" are not exclusive and "include" and "including" are not limiting; (iii) a reference to a law includes any amendment or modification to such law and any rules or regulations issued thereunder; (iv) the words "hereby," "herein," "hereunder" and words of similar import refer to this Agreement as a whole (including any Exhibits and Schedules) and not merely to the specific section, paragraph or clause in which any such word appears; and (v) a reference in this Agreement to an Article, Section, Exhibit, or Schedule is to the Article, Section, Exhibit, or Schedule of this Agreement.

(c)           Each Party acknowledges that it has participated in the drafting of this Agreement. Any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in connection with the construction or interpretation of this Agreement.

ARTICLE II
Assignment Of Patent Rights

2.1   Assignment of Assigned Patent Rights. Seller hereby irrevocably and without reservation sells, assigns, transfers, conveys and delivers to Purchaser, and Purchaser hereby accepts, all of Seller's rights, title and interests throughout the world in, to, and under the Assigned Patent Rights (the "Assignment").

2.2   Assistance In Effectuating Assignment. Seller hereby agrees to execute and deliver such instruments and do and perform such acts and things within its control as may be reasonably necessary for effecting completely the consummation of the Assignment in accordance with the terms set forth in this Agreement. Without limitation to the foregoing, Seller shall deliver to Purchaser at the Closing an instrument in the form attached hereto as Exhibit A (the "Patent Assignment") for purposes of Purchaser recording with the United States Patent and Trademark Office ("USPTO") the assignment of ownership of the Assigned Patent Rights from Seller to Purchaser.

2.3   Release of Security Interests. The Assigned Patent Rights will be delivered to Purchaser at the Closing free and clear of all Liens. Without limitation to the foregoing, Seller shall be responsible for and bear all costs and expenses associated with obtaining the release of any Liens that any Third Party may have had in any of the Assigned Patent Rights ("Patent Liens"). Purchaser is hereby authorized, upon delivery of the Purchase Price in accordance with Section 7.2(b), to (a) record or have recorded the release of any and all Patent Liens with the USPTO and any other patent offices where such Patent Liens were previously recorded by filing an instrument in the form attached hereto as Exhibit B (the "Release of Security Interest") and (b) file or have filed UCC termination statements with respect to any financing statements previously filed in connection with any and all Patent Liens ("UCC Termination Statements").

ARTICLE III
Rights And Licenses Granted To Seller

3.1           Seller's License. Effective upon the consummation of the Assignment, and pursuant to the terms and subject to the conditions of this Agreement, Purchaser hereby grants to Seller a worldwide, fully paid up, royalty-free, exclusive (except as set forth in Section 3.2) license under the Assigned Patent Rights to make, have made, use, offer for sale, sell, have sold, and import any products or services that fall within the scope of the claims of the Assigned Patent Rights (the "Seller's License"). The Seller's License includes the right of the Seller to grant sublicenses to Third Parties without any need for approval from Purchaser; provided that Seller shall provide written notice to Purchaser of the identity of the sublicensee, the scope of each sublicense granted, and a copy of all applicable agreements relating thereto no later than five (5) Business Days following the grant thereof

3.2           Purchaser's Reserved Rights. Purchaser hereby reserves the rights (on behalf of itself and its Affiliates and their respective successors) to make, have made, sell, offer to sell, import, export, and use any products or services that fall within the scope of the claims of the Assigned Patent Rights. This reservation of rights does not include the right to grant licenses to Third Parties, other than licenses to (a) a Third Party where the license is incidental to such Third Party providing goods and services to Purchaser, its Affiliates or their respective successors and (b) direct and indirect customers and end users of products or services offered by or on behalf of Purchaser, its Affiliates or their respective successors. Neither Purchaser nor Purchaser's Affiliates may assign the rights reserved hereunder, except as set forth in Section 10.3.

3.3   Patent Prosecution, Maintenance, Defense and Enforcement.

(a)           Pursuant to the terms and subject to the conditions of this Agreement, including the other subclauses of this Section 3.3, Seller shall have the responsibility, using legal counsel reasonably acceptable to Purchaser, to diligently file, prosecute (including any interferences, reissue proceedings and re-examinations), maintain, enforce, and defend the Assigned Patent Rights throughout the world on behalf of Purchaser and in Purchaser's name, and Seller shall bear all associated costs and expenses. Seller shall update the listing of the Assigned Patent Rights on Exhibit C to reflect new filings and changes in status, and shall provide the updated listing to Purchaser on a quarterly basis.

(b)           Pursuant to the terms and subject to the conditions of this Agreement, including the other subclauses of this Section 3.3, Purchaser, at Seller's expense, shall execute such powers of attorney or other instruments and shall take such other actions as Seller may reasonably request as necessary to permit Seller to pursue or resume in Purchaser's name preparation, filing, prosecution, maintenance, enforcement and defense efforts with respect to the Assigned Patent Rights. Seller also shall reimburse Purchaser for all costs, expenses or fees reasonably incurred by Purchaser in connection with its cooperation or performance of other activities contemplated in this Section 3.3, including any filing fees and reasonable attorney's fees for review of any filings, motions, or pleadings.

(c)           Seller shall consult with Purchaser as to the strategy and prosecution of patent applications in the Assigned Patent Rights and the maintenance, enforcement, and defense of the issued patents in the Assigned Patent Rights. In the event that Seller elects not to undertake or pay for the preparation, filing, prosecution, maintenance, enforcement, or defense of any Assigned Patent Rights, then Seller shall notify Purchaser in writing at least two (2) months prior to any date, deadline, or action the passage of which without action could result in a loss of patent rights. Purchaser shall have the right, but not the obligation, to take such action and Seller shall cooperate with Purchaser in connection with such activities. The Seller's License will not include any Assigned Patent Rights that are filed, prosecuted, or maintained by Purchaser pursuant to this Section 3.3(c).

(d)           If either Party suspects or determines that any Assigned Patent Rights are being infringed by a Third Party's activities, it shall promptly notify (but in no event later than thirty (30) days after it becomes aware) the other Party in writing and provide such other Party with any evidence of such infringement that is reasonably available. Each Party shall also promptly notify (but in no event later than thirty (30) days after it becomes aware) the other Party of any claim by a Third Party challenging the validity, enforceability or ownership of any of the Assigned Patent Rights.

(e)           Seller shall consult with and obtain the written approval of Purchaser prior to instituting any lawsuit or other proceeding for the protection or enforcement of the Assigned Patent Rights before any courts or any arbitral or mediation body (each, an "Infringement Action"), which approval Purchaser shall not unreasonably withhold. If Seller pursues any Infringement Action as permitted hereunder, Seller shall provide Purchaser with timely copies of all complaints, answers, and other pleadings filed by any party in any such Infringement Action and any orders and notices issued in such Infringement Action and shall consider in good faith any recommendations or comments from Purchaser in connection with such Infringement Action and shall keep Purchaser reasonably informed of the current status of such Infringement Action.

(f)   Seller shall obtain Purchaser's written approval before entering into any compromise, settlement or stipulation with respect to any Infringement Action or defense of the Assigned Patent Rights that impose any obligations upon Purchaser, including the payment of money, which approval Purchaser shall not unreasonably withhold. For the avoidance of doubt, Seller shall bear all costs and expenses relating to any settlements and judgments with respect to any Infringement Action or defense of the Assigned Patent Rights.

(g)          Any applications or submissions filed by Seller in connection with the filing, prosecution and maintenance activities contemplated by this Section 3.3 shall specify Purchaser as the applicant and owner of the Assigned Patent Rights. Seller shall obtain an assignment in favor of Purchaser from any individual named as an inventor in any patent application that Seller files in connection with the activities contemplated by this Section 3.3, and Seller shall have no right to obtain any assignment in favor of itself or any other Person.

(h)          For the sake of clarity, Seller's responsibility and control over the filing, prosecution, maintenance, enforcement, and defense of the Assigned Patent Rights means assumption of handling and decision-making with respect to filing, prosecution, defense, maintenance and enforcement of the patent applications and patents in the Assigned Patent Rights, but not an assignment of ownership of those patent applications or patents from Purchaser to Seller. Notwithstanding the rights and licenses granted to Seller in Section 3.2 and this Section 3.3, as of the Assignment, Purchaser is the sole and exclusive owner of all rights, title, and interests in, to and under the Assigned Patent Rights.

3.4   Further Assignments. Purchaser shall not assign, sell or otherwise transfer the Assigned Patent Rights to any Person unless the applicable assignee, purchaser or transferee assumes, and agrees for the benefit of Seller to be bound by, the provisions of Sections 3.1, 3.2, 3.3, 3.5 and this Section 3.4.

3.5   Covenant Not to Sue. Effective upon the Closing, and pursuant to the terms and subject to the conditions of this Agreement, neither Purchaser nor its Affiliates, nor any subsequent transferee of the Assigned Patent Rights under Section 3.4, shall bring any claim, action, cause of action, suit or proceeding against Seller or its Affiliates, nor any subsequent transferee or acquirer of the System (as defined below), alleging infringement by Seller of any issued patents held by Purchaser or its subsidiaries as of the date of Closing, including U.S. Patent No. 5,931,824, resulting from the manufacture, sale, importation or use of the ClearCount SmartSponge® System, including the SmartWand DTX as a component of the ClearCount SmartSponge® System, substantially in the form of the ClearCount SmartSponge® System exists as of the date of Closing, subject to any modification or improvement that does not (i) affect the ClearCount SmartSponge® System's reliance on a receptacle-based sponge counting solution or (ii) otherwise fundamentally change the method or means by which the ClearCount SmartSponge® System functions (the "System").

3.6   Non-Competition. Until the expiration of the last-to-expire valid claim of an issued patent within the Licensed Seller Patent Rights, Purchaser shall not, and shall not permit its Affiliates or any subsequent transferee of the Assigned Patent Rights under Section 3.4, to manufacture, market, distribute or sell a surgical sponge incorporating a radio frequency identification tag that (i) is marketed for use, or manufactured solely for use, with the ClearCount SmartSponge® System or (ii) is substantially identical to the surgical sponge in the ClearCount SmartSponge® System and relies on a receptacle-based sponge counting solution. Notwithstanding the foregoing, the provisions of this Section 3.6 shall not restrict Purchaser or its Affiliates from developing, manufacturing, marketing, distributing or selling any other system for the tracking or identification of items, including surgical sponges, employing radio frequency identification tags, or any items, including surgical sponges, incorporating radio frequency identification tags for use with such system so long as such items are not marketed for use, or manufactured solely for use, with the ClearCount SmartSponge® System.

3.7   No Implied Licenses. Except for the rights and licenses expressly granted by Purchaser in this Article III, nothing in this Agreement shall be construed as granting by implication, estoppel, or otherwise, any right, title or interest in, to or under any other intellectual property rights of Purchaser.

ARTICLE IV
Rights And Licenses Granted To Purchaser

4.1   Purchaser's License. Effective upon the Closing, and pursuant to the terms and subject to the conditions of this Agreement, Seller hereby grants to Purchaser and its Affiliates and their respective successors a non-exclusive, worldwide, fully paid-up, royalty-free, license under the Licensed Seller Patent Rights to make, have made, use, offer for sale, sell, have sold, and import products or services that fall within the scope of the claims of the Licensed Seller Patent Rights (the "Purchaser 's License"). Except as provided in Section 10.3, the Purchaser's License does not include the right to grant sublicenses, assignments, mortgages to, or have other encumbrances placed upon by, Third Parties, other than sublicenses to (a) a Third Party where the license is incidental to such Third Party providing goods and services to Purchaser, its Affiliates or their respective successors and (b) direct and indirect customers and end users of products or services offered by or on behalf of Purchaser, its Affiliates or their respective successors.

4.2   Further Assignments. Seller shall not assign, sell or otherwise transfer the Licensed Seller Patent Rights to any Person unless the applicable assignee, purchaser or transferee assumes and agrees for the benefit of Purchaser to be bound by the provisions of Section 4.1 and this Section 4.2.

4.3   Licensed Patent Rights Portfolio. Seller shall update the listing of the Licensed Seller Patent Rights on Exhibit D to reflect new filings and changes in status, and shall provide the updated listing to Purchaser on a quarterly basis.

4.4   No Implied License. Except for the Assignment and the rights and licenses expressly granted by Seller in this Article IV, nothing in this Agreement shall be construed as granting by implication, estoppel, or otherwise, any right, title or interest in, to or under any other intellectual property rights of Seller.

ARTICLE V
Confidentiality And Publicity

5.1   Confidentiality. Neither Party shall disclose the terms of this Agreement or any information provided to it under this Agreement except:

(a)           with the prior written consent of the other Party;

(b)           as reasonably necessary to those parties and their advisors currently holding Liens with respect to the Assigned Patent Rights so as to obtain the necessary Releases of Security Interest contemplated herein;

(c)           to any governmental body having jurisdiction and specifically requiring such disclosure;

(d)           in response to a valid subpoena or as otherwise may be required to comply with any rules or regulations of any court, provided, however, that prior to any such disclosure pursuant to this Section 5.1(c), the Party seeking disclosure shall promptly notify the other Party and, that prior to any such disclosure, take all reasonable actions in an effort to minimize the nature and extent of such disclosure, including seeking a protective order;

(e)            for the purposes of disclosure in connection with the Securities and Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, and any other reports filed with the U.S. Securities and Exchange Commission, or any other filings, reports or disclosures that may be required under applicable laws or regulations;

(f)            to a Party's accountants, legal counsel, tax advisors and other financial and legal advisors, subject to obligations of confidentiality at least as stringent as those contained herein;

(g)           with obligations of confidentiality at least as stringent as those contained herein, to a bona fide counterparty in connection with a proposed merger, acquisition, financing or similar transaction; or

(h)           as needed to establish, exercise, enforce or defend such Party's rights under this Agreement.

5.2   Publicity. Neither Party will authorize or issue a press release or any other announcement or communication regarding this Agreement without the prior written approval of the other Party.

ARTICLE VI
Representations And Warranties

6.1   Mutual Representations. Each Party represents and warrants to the other Party, as of the Effective Date, as follows:

(a)           Such Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

(b)           Such Party has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by such Party of this Agreement and the Ancillary Agreements to which it is a party and the performance by such Party of the transactions contemplated hereby and thereby have been duly approved by all requisite corporate action of such Party and its stockholders. Each of this Agreement and each Ancillary Agreement to which such Party is a party has been duly executed by such Party and constitutes a valid and legally binding obligation of such Party, enforceable in accordance with its respective terms.

(c)           Except as set forth on Schedule 6.1(c), no consent, approval, order, judgment, ruling or authorization of, action by or in respect of, or registration, declaration or filing with, any governmental authority or other Person is required by or with respect to such Party or any of its Affiliates in connection with the execution and delivery by such Party of this Agreement or the Ancillary Agreements to which such Party or the consummation of the transactions contemplated hereby and thereby.

(d)   None of the execution and delivery by such Party of this Agreement or the Ancillary Agreements to which such Party is a party, the performance by such Party of its obligations hereunder and thereunder, nor the consummation by such Party of the transactions contemplated hereby and thereby will (i) violate any provision of the organizational documents of such Party, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract to which such Party is a party or by which such Party or its assets or properties is bound or to which such Party or its assets or properties is subject.

(e)    Except as set forth in Schedule 6.1(e), such Party has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement and the Ancillary Agreements.

6.2   Additional Representations and Warranties of Seller. Seller additionally represents and warrants to Purchaser, as of the Effective Date, as follows:

(a)   Exhibit C sets forth a complete and accurate list of: (i) all Assigned Patent Rights that have been or are filed, granted, or issued, or that have been or are subject to an application for grant or issuance; (ii) all jurisdictions in which such Assigned Patent Rights have been or are granted, or issued or in which grants or issuances have been applied for; and (iii) all issuance numbers, grant numbers, serial numbers and application numbers, as applicable.

(b)   Exhibit D sets forth a complete and accurate list of: (i) all Seller Licensed Patent Rights that have been or are filed, granted, or issued, or that have been or are subject to an application for grant or issuance; (ii) all jurisdictions in which such Seller Licensed Patent Rights have been or are granted, or issued or in which grants or issuances have been applied for; and (iii) all issuance numbers, grant numbers, serial numbers and application numbers, as applicable.

(c)   Seller is the sole and exclusive owner by assignment and the record owner of all right, title and interest in and to the '989 Patent and the other Assigned Patent Rights and has the full and exclusive right to convey to Purchaser the entire rights, titles, and interests assigned to Purchaser herein, including with respect to the Assigned Patent Rights. Seller has not received any notice from any Third Party challenging the ownership of any of the Assigned Patent Rights.

(d)   Seller owns the Licensed Seller Patent Rights or otherwise has the full right and authority to grant the Purchaser's License and the other rights and benefits required to be granted with respect to the Licensed Seller Patent Rights in this Agreement, and no Third Party has any right, title or interest in or to any of the Licensed Seller Patent Rights that would preclude the grant to Purchaser of the licenses and other rights granted in this Agreement.

(e)    There are no actions, suits, claims or proceedings threatened, pending or in progress relating in any way to the Assigned Patent Rights or the Licensed Seller Patent Rights and Seller has not received notice of (and Seller is not aware of any facts or circumstances which could reasonably be expected to give rise to) any other actions, suits, investigations, claims or proceedings threatened, pending or in progress relating in any way to the Assigned Patent Rights or the Licensed Seller Patent Rights.

(f)    There has been no previous transfer or other grant of rights under the Assigned Patent Rights or any other agreement by Seller that will materially affect, in any manner, title to, or Purchaser's enjoyment of, the Assigned Patent Rights.

(g)   Schedule 6.2(g)(1) sets forth a schedule of each credit facility, loan, promissory note or other obligation of the Seller ("Seller Indebtedness"), the outstanding balance thereunder, whether such item of Seller Indebtedness is secured by a Lien on any of the Assigned Patent Rights or Licensed Seller Patent Rights and whether such Person has executed and delivered an acknowledgement, consent and release in the form set forth as Exhibit E-1 in the case of Medline Industries, Inc., an Illinois Corporation, or any of its Affiliates, and in the form set forth as Exhibit E-2 for all other holders of Seller Indebtedness (each, a "Lender Consent"). Schedule 6.2(g)(2) sets forth true and complete listing of each agreement, instrument, or other documentation governing the Seller Indebtedness. The Seller has obtained any and all consents and approvals, and timely delivered all notices, required pursuant to the terms of any Seller Indebtedness in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, true and complete copies of which are attached as Schedule 6.2(g)(3). True and complete copies of all Lender Consents obtained by Seller are attached as Schedule 6.2(0(4).

(h)          Seller is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors.

(i)    Each of the Seller Licensed Patent Rights that have been issued or applied for as of the Effective Date (i) is subsisting and (ii) to the knowledge of Seller is valid and enforceable (excluding patent applications).

6.3   No Other Representations or Warranties. EXCEPT AS EXPRESSLY PROVIDED IN SECTIONS 6.1 AND 6.2, NO PARTY MAKES ANY REPRESENTATION TO ANY OTHER PARTY AND EACH PARTY HEREBY DISCLAIMS ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, STATUTORY, OR IMPLIED, ARISING BY OPERATION OF LAW, OR OTHERWISE UNDER THIS AGREEMENT. NEITHER PARTY HAS RELIED ON ANY REPRESENTATION OR WARRANTY OF ANY PERSON OTHER THAN AS EXPRESSLY SET FORTH IN SECTION 6.1 OR 6.2 IN ENTERING INTO THIS AGREEMENT.

ARTICLE VII
Closing; Closing Deliverables

7.1           Closing. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place on the Effective Date and concurrently with the execution of this Agreement at the offices of Latham & Watkins LLP, 650 Town Center Drive, 20th Floor, Costa Mesa, California 92626 (or by the electronic exchange of execution versions of the agreements and documents contemplated herein and the signature pages thereto via email by .pdf). For the avoidance of doubt, this Agreement shall not take effect until such time as Seller and Purchaser satisfy their respective obligations in Section 7.2.

7.2           Deliveries at Closing. At the Closing:

(a)           Seller shall deliver to Purchaser:

i.            This Agreement, executed by Seller;

ii.           An executed and notarized Patent Assignment;

iii.          Executed Releases of Security Interests (which, in accordance with Section 2.3, Purchaser shall have the right to file or have filed with the USPTO and any other patent offices where such Patent Liens were previously recorded);

iv.          Completed UCC Termination Statements (which, in accordance with Section 2.3, Purchaser shall have the right to file or have filed with respect to any financing statements previously filed in connection with any and all Patent Liens); and

v.           A certificate, dated as of the Effective Date, duly executed by an authorized executive officer of Seller, certifying that:

(1)	all documents to be executed by Seller and delivered at the Closing have been executed by a duly authorized officer of Seller;

(2)
(A) Seller's certificate of incorporation and bylaws, attached to the certificate, are true and complete; (B) such organizational documents have been in full force and effect in the form attached since the date of the adoption of the resolutions referred to in subclause (C) below, and no amendment, rescission or modification to such organizational documents has occurred since the date thereof; and (C) the resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements, as attached to the certificate, were duly adopted at a duly convened meeting of such board or committee, at which a quorum was present and acting throughout or by unanimous written consent, remain in full force and effect, and have not been amended, rescinded or modified, except to the extent attached thereto; and

(3)	Seller's officer executing this Agreement, and each of the other documents necessary for consummation of the transactions contemplated by this Agreement, is an incumbent officer, and the specimen signature on such certificate is a genuine signature.

(b)           Purchaser shall deliver to Seller:

i.	This Agreement, executed by Purchaser; and

ii.
The Purchase Price of Two Million and Three Hundred Fifty Thousand United States Dollars ($2,350,000 USD) by wire transfer of immediately available funds to the individuals or entities, to the bank accounts designated by Seller on Schedule 7.2(b) (the "Purchase Price").

ARTICLE VIII
Indemnification

8.1           Indemnification by Seller. Seller shall indemnify, defend and hold harmless Purchaser and its Affiliates, and each of their respective officers, directors, employees, agents and representatives (collectively, the "Purchaser Indemnified Parties") against any and all liabilities, judgments, demands, claims, settlements, losses, damages, fees, Liens, taxes, penalties, obligations and expenses (including reasonable attorneys' fees and expenses and costs and expenses of investigation) (collectively, "Losses") incurred or suffered, directly or indirectly, by any Purchaser Indemnified Party arising from, by reason of or in connection with (a) Seller's breach of any representation, warranty, covenant or obligation contained in this Agreement or in any Ancillary Agreement or any breach by a sublicensee of Seller of the terms of its sublicense agreement, (b) any use, sale, transfer or other disposition by Seller (or its sublicensees or any of the foregoing Persons' respective transferees or successors) of any products or services under the Seller's License or the exercise by Seller of any other rights or privileges granted to Seller under this Agreement, including any Losses arising in connection with personal injury, death, or property damage arising from the use, sale or transfer of the ClearCount SmartSponge® System, or (c) any costs, fees, and expenses incurred by Purchaser in connection with the activities of Purchaser contemplated by Section 3.3 of this Agreement; provided, however, that in no event shall the aggregate obligations of Seller (or its sublicensees or any of the foregoing Persons' respective transferees or successors) pursuant to the obligations of this Article 8 exceed the Purchase Price.

8.2           Indemnification by Purchaser. Purchaser shall indemnify, defend and hold harmless Seller and its Affiliates, and each of their respective officers, directors, employees, agents and representatives (collectively, the "Seller Indemnified Parties") against any and all Losses incurred or suffered, directly or indirectly, by any Seller Indemnified Party arising from, by reason of or in connection with (a) Purchaser's breach of any representation, warranty, covenant or obligation contained in this Agreement or in any Ancillary Agreement, or (b) any use, sale, transfer, or other disposition by Purchaser of any products or services under the Purchaser's License or the exercise by Purchaser of any other rights or privileges granted to Purchaser under this Agreement, including any Losses arising in connection with personal injury, death, or property damage arising from the use, sale, or transfer of (i) the Surgicount SafetySponge® System, or (ii) any product manufactured, marketed, distributed or sold by Purchaser utilizing the Assigned Patent Rights or the Licensed Seller Patent Rights; provided, however, that in no event shall the aggregate obligations of Purchaser pursuant to the obligations of this Article 8 exceed the Purchase Price.

8.3           Procedures for Third Party Claims.

(a)           If any person entitled to indemnification under this Agreement (an "Indemnified Party") asserts a claim for indemnification, or receives notice of the assertion of any claim or of the commencement of any proceeding by any person not a party to this Agreement (a "Third Party Claim") against such Indemnified Party for which a Party is required to provide indemnification under this Article VIII (an "Indemnifying Party"), the Indemnified Party shall promptly notify the Indemnifying Party in writing of the claim or the commencement of that proceeding; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to the Indemnified Party, except to the extent that such failure actually and materially prejudices the Indemnifying Party's ability to defend such proceeding.

(b)           With respect to Third Party Claims for which indemnification is claimed hereunder, if (i) such claim can properly be resolved by money damages alone, (ii) the Indemnifying Party commits in writing to the Indemnified Party to diligently and vigorously conduct such defense, (iii) the Indemnifying Party acknowledges in writing to the Indemnified Party within 30 days of receipt of the claim notice that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Claim constitute Losses for which the Indemnified Party shall be indemnified pursuant to this Article VIII, and (iv) the Indemnifying Party would be reasonably expected to be able to satisfy and discharge the amount of such Losses, then the Indemnifying Party shall be entitled (A) to direct the defense of any claim at its sole cost and expense, but such defense shall be conducted by legal counsel reasonably satisfactory to the Indemnified Party, and (B) to settle and compromise any such Third Party Claim with the prior written consent of the Indemnified Party; provided, however, that the Indemnifying Party may not assume control of the defense of any Third Party Claim if (x) such Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation or (y) such Third Party Claim seeks any injunction or equitable relief against the Indemnified Party; provided, further, that if the Indemnifying Party may not assume the defense of any Third Party Claim, then the Indemnified Party will consult regularly with the Indemnifying Party on the progress of the Third Party Claim; provided, further, that if the Indemnifying Party does assume the defense of the Third Party Claim, the Indemnified Party may retain separate co-counsel at its sole cost and expense (subject to the Indemnifying Party's obligations in the second to last sentence of this Section 8.3(b)) to participate in, but not control, the defense of the Third Party Claim. The Indemnifying Party may not maintain control of the defense, appeal or settlement of any Third Party Claim if the Indemnifying Party has failed or is failing to defend in good faith such Third Party Claim. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party under this Section 8.3 for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation or of assistance as contemplated by this Section 8.3; provided, however, that if, in the reasonable opinion of the Indemnified Party, it is advisable for the Indemnified Party to be represented by separate counsel due to actual or potential conflicts of interest, the Indemnified Party shall have the right to employ counsel to represent it and in that event the fees and expenses of such separate counsel shall be paid by the Indemnifying Party; and provided, further, that in such case the Indemnifying Party shall not be responsible for the fees of more than one law firm for the Indemnified Party. The Indemnified Party and the Indemnifying Party shall each render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such Third Party Claim.

(c)   If an Indemnified Party shall have a claim to be indemnified by an Indemnifying Party under this Agreement which does not involve a Third Party Claim, the Indemnified Party shall with reasonable promptness send to the Indemnifying Party a written notice specifying the nature, the amount thereof, to the extent known, and the basis for indemnification sought (it being understood that the failure of the Indemnified Party to give such notice with reasonable promptness will not relieve the Indemnifying Party from its indemnification obligations hereunder).

8.4   Representations and Warranties Survive. The representations and warranties set forth in Article VI shall survive the closing for a five (5) year period for purposes of this Article VIII.

8.5   Effect of Knowledge on Indemnification. Notwithstanding anything to the contrary in this Agreement, no Purchaser Indemnified Party's rights to indemnification set forth in this Article VIII shall be affected by any investigation conducted by or on behalf of Purchaser or any knowledge acquired (or capable of being acquired) by Purchaser or its officers, directors, employees, agents, or representatives, whether before or after the date of this Agreement, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation of Seller which is the subject of indemnification hereunder.

ARTICLE IX
Term And Termination

9.1   Term. This Agreement becomes effective on the Effective Date and remains in effect until terminated in accordance with Section 9.2.

9.2   Termination. This Agreement terminates with respect to each Assigned Patent Right or each Licensed Seller Patent Right when such patent expires or is finally determined (including any appellate process) by a governmental authority of competent jurisdiction to be unpatentable, invalid or unenforceable. This Agreement terminates in its entirety when all Assigned Patent Rights and Licensed Seller Patent Rights have expired or been finally determined by a court or governmental authority of competent jurisdiction to be unpatentable, invalid or unenforceable. This Agreement and the license grants hereunder may be otherwise terminated only by mutual agreement of the Parties.

9.3   Survival. The rights and obligations of the parties set forth in this Section 9.3 and Article I, Article V, Article VI, Article VIII, and Article X, and any right, obligation or required performance of the parties in this Agreement which, by its express terms or nature and context is intended to survive termination or expiration of this Agreement, shall survive any such termination or expiration.

ARTICLE X
Miscellaneous Provisions

10.1   Costs; Taxes. Except as otherwise expressly provided herein, each Party shall bear its own costs, expenses, and attorneys' fees incurred in connection with (a) the negotiation, execution and delivery of this Agreement, its Exhibits, Schedules, and any Ancillary Agreements, assignments and instruments attached hereto, and (b) the transactions and the follow-on activities contemplated by and reasonably necessary to implement this Agreement. All taxes shall be the financial responsibility of the Party obligated to pay such taxes as determined by the applicable law and no Party shall be liable for any taxes of any other Party incurred in connection with amounts paid under this Agreement.

10.2   Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given in accordance with this Section:

If to Purchaser:	Patient Safety Technologies, Inc. 2 Venture Plaza, Suite 350 Irvine, CA 92618 Facsimile: (949) 387-8499 Attention: Brian Stewart

If to Seller:	ClearCount Medical Solutions, Inc. 101 Bellevue Road, Suite 200 Pittsburgh, Pennsylvania 15229 Facsimile: (412) 291-1091 Attention: David Palmer

Notices sent in accordance with Section 10.2 shall be deemed effectively given: (a) when received, if delivered by hand (with written confirmation of receipt); (b) when received, if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail (in each case, with confirmation of transmission), if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the fifth (5th) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

10.3   Assignment. No Party may assign or otherwise transfer this Agreement or its rights and obligations under this Agreement, except in connection (a) with the sale of all or substantially all of its assets, (b) (i) in the case of Seller, with the sale of all or substantially all of its business relating to the manufacture or sale of products or services that fall within the scope of the Seller's License and (ii) in the case of Purchaser, with the sale of all or substantially all of its business relating to the manufacture or sale of products or services that fall within the scope of the Assigned Patent Rights, or (c) the merger or consolidation of such Party, in each case ((a), (b), and (c)), subject to Section 3.4 or 4.2, as applicable. Except as provided in the preceding sentence, this Agreement may not be assigned or otherwise transferred (by operation of law or otherwise), in whole or in part, by any Party to any other person or entity and any attempt to do so shall be null and void. This Agreement is binding upon and inures to the benefit of the Parties hereto and their respective permitted successors and assigns.

10.4   Amendments and Waivers. No modification, amendment, release or discharge of any provision of, or consent required by, this Agreement, nor any consent to any departure herefrom, shall be effective unless it is in writing and signed by all the Parties hereto, and in any event shall be effective only in the specific instance and for the purpose for which given. No waiver by any Party to this Agreement of any default, misrepresentation, breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence of such kind.

10.5   Relationship of the Parties. Nothing contained herein shall be deemed to create a joint venture, agency, or partnership between Purchaser and Seller; provided, however, Seller may serve as agent for Purchaser as provided in Section 3.3 with respect to filing, prosecution, maintenance, defense, and enforcement of the Assigned Patent Rights.

10.6   Further Cooperation. Without limitation to Section 2.2, the Parties will execute and deliver any additional documents and take such further actions as may reasonably be required to fully implement this Agreement and the intent of this Agreement.

10.7   Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of either Party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and mutually acceptable to the Parties hereto.

10.8   Non-Exclusive Equitable Remedy. The Parties recognize that money damages alone may not be an adequate remedy for any breach or threatened breach of any obligation hereunder involving intellectual property rights or confidentiality. The Parties therefore agree that in addition to any other remedies available hereunder, under law, in equity, or otherwise, the non-breaching Party shall be entitled to seek injunctive relief against any such continued action by the other Party.

10.9   Force Majeure. Performance of any obligation under this Agreement may be suspended by any of the Parties without liability to the extent that an act of God, war, terrorism, fire, earthquake, explosion, governmental expropriation, governmental law or regulation or any other occurrence beyond the reasonable control of such Party, or labor trouble, strike, or injunction (if such labor event is not caused by the bad faith or unreasonable conduct of such Party) delays, prevents, restricts, limits or renders commercially infeasible the performance of this Agreement. The affected Party shall invoke this provision by promptly notifying the other Party of the nature and estimated duration of this suspension.

10.10        GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF TO THE EXTENT SUCH PRINCIPLES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER STATE.

10.11          SUBMISSION TO JURISDICTION. EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, OR THE COURTS OF THE STATE OF DELAWARE, CONSISTENT WITH THE JURISDICTIONAL REQUIREMENTS OF SAID COURTS, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN THE COURTS REFERRED TO ABOVE, AND HEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

10.12          Entire Agreement. This Agreement, including the Exhibits and Schedules, constitutes the entire agreement and understanding of the Parties in relation to the subject matter hereof and supersedes all prior oral or written agreements, understandings or arrangements between them relating to the subject matter hereof. Neither Party shall be entitled to rely on any agreement, understanding, representation or arrangement which is not expressly contained herein and no change may be made hereto except in writing signed by duly authorized representatives of all Parties.

10.13          Counterparts. For the convenience of the parties, this Agreement (and each amendment, modification and waiver in respect of it) may be executed by facsimile or other electronic transmission and in counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one agreement binding on the parties.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

PATIENT SAFETY TECHNOLOGIES, INC.

By:	/s/ Brian E. Stewart
Name:	Brian E. Stewart
Title:	President & CEO

CLEARCOUNT MEDICAL SOLUTIONS, INC.

By:	/s/ David Palmer
Name:	David Palmer
Title:	President & CEO

[Signature Page to Patent Purchase and License Agreement]

Exhibit C — Assigned Patent Rights

U.S. Patent No. 8,479,989

U.S. Patent Application No. 13/927,467

Exhibit D — Licensed Seller Patent Rights

U.S. Patent No. 8,256,674

U.S. Patent No. 8,181,860